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                                                                    Exhibit 28.1

                        WACHOVIA CREDIT CARD MASTER TRUST

                       Excess Spread Analysis - March 2002

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Series                                     1999-1                    2000-1
Deal Size                                  $896 MM                   $750 MM
Expected Maturity                          04/15/04                  07/15/05
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Yield                                      16.01%                    16.01%
Less:   Coupon                              2.21%                     2.19%
        Servicing Fee                       2.00%                     2.00%
        Net Credit Losses                   5.12%                     5.12%
Excess Spread:
        March-02                            6.68%                     6.70%
        February-02                         5.91%                     5.92%
        January-02                          5.23%                     5.24%
Three month Average Excess Spread           5.94%                     5.95%

Delinquency:
        30 to 59 days                       0.75%                     0.76%
        60 to 89 days                       0.48%                     0.48%
        90 + days                           1.01%                     1.01%
        Total                               2.24%                     2.24%

Payment Rate                               11.03%                    11.03%